EXHIBIT 1A-12A

February 22, 2021

AFR Inc.
1280 South Alhambra Circle # 1401
Coral Gables, FL 33146.

Re: Form 1-A

Ladies and Gentlemen:

I am counsel for AFR Inc., a Florida corporation (the ?Company?), in connection with the proposed public offering (i) by the Company under the Securities Act of 1933, as amended, of up to 10,000,000 shares of its common stock, $0.000001 par value per share (?Common Stock?), and (ii) by Kamran Heydari and Shaun Gold (together, the ?Selling Shareholders?) under the Securities Act of 1933, as amended, of up to an aggregate of 1,500,000 shares of its common stock, $.000001 par value per share (?Common Stock?) through a Regulation A Offering Statement on Form 1-A (the ?Offering Statement?) as to which this opinion is a part, to be filed with the Securities and Exchange Commission. In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:
(1) Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Florida;
(2) Corporate minutes containing the written resolutions of the Board of Directors of the Company;
(3) The Offering Statement and the offering circular which is a part thereto; and
(4)   The other exhibits of the Offering Statement.
I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.
In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.
Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 10,000,000 shares of Common Stock being offered by the Company under the Offering Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Florida and the laws of the United States of America, and (ii) the 1,500,000 shares of Common Stock being offered by the Selling Shareholders under the Offering Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Florida and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Statement.

							Very truly yours,


							_/s/ Matthew McMurdo,
Esq.____________________
							Matthew McMurdo, Esq.